Exhibit 10.41

AMENDMENT TO CONSULTING AND CONFIDENTIALITY AGREEMENT

THIS AGREEMNT IS MADE TO AMMEND CONSULTING AND CONFIDENTIALITY AGREEMENT (the “Agreement”), dated as of April 15, 2011, entered into by and between Integral Technologies, Inc., a Nevada corporation, (the “Company” or “Integral”) and Herbert C. Reedman, Jr., individually, (the “Consultant”).

Section 1. Amendments

(a)	Term. The original termination date of April 15, 2014 is hereby amended to January 31, 2014. Exhibit 1.

(b)	Compensation. As of the Termination Date, the Parties acknowledge and agree that the total amount owed to Consultant by the Company under the Consulting Agreement is equal to $372,500 (the “Owed Amount”). The Parties further acknowledge and agree that payment of the Owed Amount by the Company to Reedman will consist of: (i) three hundred thousand dollars and zero cents ($300,000.00) evidenced by a promissory note in the form of Exhibit 2 hereto, payable to Consultant (the “Note”) and (ii) seventy-two thousand five hundred dollars and zero cents ($72,500.00) (the “Share Amount”) evidenced by 241,666 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which was determined by dividing the Share Amount by $0.30, the closing price of the Company’s common stock on January 6, 2014. The issuance of the Note will be made concurrently with the execution of this Agreement. The issuance of the Shares will be made within seven (7) days after the execution of this Agreement by both Parties. Consultant acknowledges receipt of compensation and benefits provided in the Consulting Agreement and will be entitled to retain all compensation previously received. Consultant acknowledges and accepts full responsibility for full and timely payment of any tax obligations arising from this compensation.

(c)	Issuance of Company Stock Option. Concurrently with the execution of this Agreement, Reedman will receive an option to purchase two hundred thousand (200,000) shares of the Company’s common stock at an exercise price of $0.50 per share. Reedman acknowledges and agrees that all other issuances of shares of common stock or securities convertible into or exercisable into shares of the Company’s common stock which should have been issued to Reedman by the Company under the terms of the Consulting Agreement are hereby forfeited as of the Termination Date. Consultant acknowledges and accepts full responsibility for full and timely payment of any tax obligations arising from this compensation.

(d)	Consultant agrees to forfeit all stock options priced at .001 in lieu of said stock options the company agrees to grant (1,250,000) shares common stock. The issuance of the Shares will be made within seven (7) days after the execution of this Agreement by both Parties. Consultant acknowledges and accepts full responsibility for full and timely payment of any tax obligations arising from this compensation.

(e)	No Other Payments. Except as described in this Section 1, Consultant acknowledges and agrees that he is not entitled to any other compensation, severance, benefits or other payments in connection with his engagement by, or employment or positions with, Company or the termination thereof.

/Herbert Reedman Jr/
Herbert C. Reedman Jr.
Date: 03/21/2014

INTEGRAL TECHNOLOGIES, INC.

By:	/Doug Bathauer/
Name:	Doug Bathauer

Title:	Chief Executive Officer
Date:	03/21/2014

Exhibit 2

PROMISSORY NOTE

Bellingham, Washington Dated: February 1, 2014 (the “Original Issuer Date”)	$300,000.00

For value received, Integral Technologies, Inc., a Delaware corporation having an address at 805 W. Orchard Drive, Suite 7, Bellingham, Washington 98225 (“Maker”) promises to pay to the order of Herbert C. Reedman having an address at 1026 Randolph Drive, Yardley, PA 19067 (the “Holder”) or at any other address Holder hereafter designates to the Maker, in lawful money of the United States, the sum of THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($300,000.00) (the “Principal Sum”) as follows: (i) Five Thousand Dollars ($5,000.00) payable on the 1st of each month beginning on March 1, 2014 and on the 1st of each consecutive month through March 1, 2015, and (ii) Two Hundred Seventy Two Thousand, Two Hundred Thirty Four Dollars ($272,234) on February 1, 2016 (the Maturity Date”). The Maker further promises to pay interest on the unpaid principal balance hereof at the rate of 6 percent (6%) per annum, interest on the outstanding balance to be paid on the Maturity Date. Interest shall be calculated on the basis of a 365 day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of New York.

Any payment pursuant to this Note shall be applied first to interest that has become due pursuant to this Note and remains unpaid and then to the outstanding Principal Sum of this Note.

The Maker shall have the option of paying the Principal Sum to Holder in advance in full or in part at any time and from time to time without premium or penalty; provided, however, that together with such payment in full the Maker shall pay to Holder all interest and all other amounts owing pursuant to this Note and remaining unpaid.

Upon and at any time and from time to time after the occurrence or existence of an Event of Default, all amounts owing pursuant to this Note shall, at the sole option of Holder and without any notice, demand, presentment or protest of any kind (each of which is waived by Maker), become immediately due. An “Event of Default” occurs or exists if Maker (i) shall default in the payment of the Principal Sum or interest payable on this Note, when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise and such default shall continue unremedied for thirty (30) business days or (ii) has any receiver, trustee, liquidator, sequestrator or custodian of Maker or any of Maker’s assets appointed (whether with or without Maker’s consent), makes any assignment for the benefit of creditors or commences or has commenced against Maker any case or other proceeding pursuant to any bankruptcy or insolvency statute, regulation or other law of the United States of America or of any state or territory thereof or of any foreign jurisdiction or any other statute, regulation or other law relating to the relief of debtors, to the readjustment, composition or extension of indebtedness, to liquidation or to reorganization or any formal or informal proceeding for the dissolution, liquidation or winding up of the affairs of, or the settlement of claims against Maker.

In no event shall interest pursuant to this Note be payable at a rate in excess of the maximum rate permitted by applicable law and solely to the extent necessary to result in such interest not being payable at a rate in excess of such maximum rate, any amount that would be treated as part of such interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by Holder, shall be refunded to the Maker, it being the intention of Holder and of the Maker that such interest not be payable at a rate in excess of such maximum rate.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE MAKER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS LOCATED IN NEW YORK, IN THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

This Note shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holder, its successors, endorsees and assigns. The Maker may not delegate any of its obligations, or assign any of its rights, under this Note without the prior written consent of the Holder.

This Note shall not be extended or modified orally.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

In the event the Maker experiences a Change in Control (as defined below), the unpaid principal amount under this Note, and all interest accrued but unpaid thereon, shall be immediately due and payable. A “Change in Control” means any of the following: (i) the Maker sells, leases, transfers or otherwise disposes of all or substantially all of its assets; or (ii) the Maker merges or consolidates with or into any other “Person”, or any other “Person” merges or consolidates with or into the Maker, in each case unless the holders of a majority of the outstanding voting equity interests of the Maker immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting equity interests of the resulting or surviving entity.

INTEGRAL TECHNOLOGIES INC.

By:/Doug Bathauer/
Name: Doug Bathauer
Title: CEO